Exhibit 99.1

XPO Reports First Quarter 2024 Results

GREENWICH, Conn. – May 3, 2024 – XPO (NYSE: XPO) today announced its financial results for the first quarter 2024. The company reported diluted earnings from continuing operations per share of $0.56, compared with $0.15 for the same period in 2023, and adjusted diluted earnings from continuing operations per share of $0.81, compared with $0.56 for the same period in 2023.

First Quarter 2024 Summary Results

Three months ended March 31,	Revenue			Operating Income (Loss)
(in millions)	2024	2023	Change %	2024	2023	Change %
North American Less-Than-Truckload Segment	$1,221	$1,120	9.0%	$165	$103	60.2%
European Transportation Segment	797	787	1.3%	(4)	(3)	33.3%
Corporate	-	-	0.0%	(23)	(42)	-45.2%
Total	$2,018	$1,907	5.8%	$138	$58	137.9%

Three months ended March 31,	Adjusted Operating Income(1)					Adjusted EBITDA(1)
(in millions)	2024		2023		Change%	2024	2023	Change%
North American Less-Than-Truckload Segment		$175		$117	49.6%	$255	$182	40.1%
European Transportation Segment		9		10	-10.0%	38	37	2.7%
Corporate		NA		NA	NA	(5)	(9)	-44.4%
Total	$	NA	$	NA	NA	$288	$210	37.1%

Three months ended March 31,	Net Income(2)			Diluted EPS(3)
(in millions, except for per-share data)	2024	2023	Change %	2024	2023	Change %
Total	$67	$17	294.1%	$0.56	$0.15	273.3%

	Diluted Weighted-Average
Three months ended March 31,	Common Shares		Adjusted Diluted EPS(1)(3)
(in millions, except for per-share data)	2024	2023	2024	2023	Change %
Total	120	116	$0.81	$0.56	44.6%

Amounts may not add due to rounding.
NA - Not applicable
(1) See the “Non-GAAP Financial Measures” section of the press release
(2) Net income from continuing operations
(3) Diluted earnings from continuing operations per share ("diluted EPS")

Mario Harik, chief executive officer of XPO, said, “Our strong first quarter financial results exceeded expectations, giving us a solid start to 2024. Companywide, year-over-year, we grew revenue by 6%, adjusted EBITDA by 37% and adjusted diluted EPS by 45%.

“In North American LTL, every key operating and financial metric reflected the team’s strong execution of our LTL 2.0 plan. We reported a 50% increase in adjusted operating income, with a 390-basis-point improvement in adjusted operating ratio to 85.7%. This was underpinned by yield growth, ex-fuel, of 9.8% and an acceleration in revenue per shipment. Our tonnage per day was 2.6% higher than in the first quarter a year ago, with 4.7% more shipments per day.

“We also delivered one of the best damage claims ratios in the industry at 0.3%, continuing our record performance. We’re determined to become the leading LTL service provider by giving our customers the best possible service experience every time we move their freight.”

Harik continued, “While we’ve made significant progress in executing our LTL 2.0 plan, we’re still in the early stages of unlocking our full potential.”

First Quarter Highlights

For the first quarter 2024, the company generated revenue of $2.02 billion, compared to $1.91 billion for the same period in 2023. The year-over-year increase in revenue was due primarily to higher yield and tonnage per day in the North American LTL segment, partially offset by lower fuel surcharge revenue.

Operating income was $138 million for the first quarter, compared with $58 million for the same period in 2023. Net income from continuing operations was $67 million for the first quarter, compared to $17 million for the same period in 2023. Diluted earnings from continuing operations per share was $0.56 for the first quarter, compared with $0.15 for the same period in 2023.

Adjusted net income from continuing operations, a non-GAAP financial measure, was $97 million for the first quarter, compared with $65 million for the same period in 2023. Adjusted diluted EPS, a non-GAAP financial measure, was $0.81 for the first quarter, compared with $0.56 for the same period in 2023.

Adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), a non-GAAP financial measure, was $288 million for the first quarter, compared with $210 million for the same period in 2023.

The company generated $145 million of cash flow from operating activities in the first quarter, and ended the quarter with $229 million of cash and cash equivalents on hand, after $299 million of net capital expenditures.

Results by Business Segment

•	North American Less-Than-Truckload (LTL): The segment generated revenue of $1.22 billion for the first quarter 2024, compared with $1.12 billion for the same period in 2023. On a year-over-year basis, shipments per day increased 4.7%, tonnage per day increased 2.6%, and yield, excluding fuel, increased 9.8%. Including fuel, yield increased 7.0%.

Operating income was $165 million for the first quarter 2024, compared with $103 million for the same period in 2023. Adjusted operating income, a non-GAAP financial measure, was $175 million for the first quarter, compared with $117 million for the same period in 2023. Adjusted operating ratio, a non-GAAP financial measure, was 85.7%, reflecting a year-over-year improvement of 390 basis points.

Adjusted EBITDA for the first quarter 2024 was $255 million, compared with $182 million for the same period in 2023. The year-over-year increase in adjusted EBITDA was due primarily to higher yield, excluding fuel, and an increase in tonnage per day, partially offset by lower fuel surcharge revenue.

•	European Transportation: The segment generated revenue of $797 million for the first quarter 2024, compared with $787 million for the same period in 2023. Operating income was a loss of $4 million for the first quarter, compared with a loss of $3 million for the same period in 2023.

Adjusted EBITDA was $38 million for the first quarter, compared with $37 million for the same period in 2023.

•	Corporate: The segment generated an operating loss of $23 million for the first quarter 2024, compared with a loss of $42 million for the same period in 2023. The year-over-year improvement in operating loss was due primarily to an $8 million reduction in transaction and integration costs and an $11 million reduction in restructuring costs.

Adjusted EBITDA, a non-GAAP financial measure, was a loss of $5 million for the first quarter 2024, compared with a loss of $9 million for the same period in 2023, reflecting a year-over-year improvement from the company’s continued rationalization of corporate overhead costs.

Conference Call

The company will hold a conference call on Friday, May 3, 2024, at 8:30 a.m. Eastern Time. Participants can call toll-free (from US/Canada) 1-877-269-7756; international callers dial +1-201-689-7817. A live webcast of the conference will be available on the investor relations area of the company’s website, xpo.com/investors. The conference will be archived until June 2, 2024. To access the replay by phone, call toll-free (from US/Canada) 1-877-660-6853; international callers dial +1-201-612-7415. Use participant passcode 13745666.

About XPO

XPO, Inc. (NYSE: XPO) is a leader in asset-based less-than-truckload (LTL) freight transportation in North America. The company’s customer-focused organization efficiently moves 18 billion pounds of freight per year, enabled by its proprietary technology. XPO serves approximately 52,000 customers with 610 locations and 39,000 employees in North America and Europe, with headquarters in Greenwich, Conn., USA. Visit xpo.com for more information, and connect with XPO on Facebook, X, LinkedIn, Instagram and YouTube.

Non-GAAP Financial Measures

As required by the rules of the Securities and Exchange Commission (“SEC”), we provide reconciliations of the non-GAAP financial measures contained in this press release to the most directly comparable measure under GAAP, which are set forth in the financial tables attached to this press release.

XPO’s non-GAAP financial measures in this press release include: adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) on a consolidated basis and for corporate; adjusted EBITDA margin on a consolidated basis; adjusted net income from continuing operations; adjusted diluted earnings from continuing operations per share (“adjusted diluted EPS”); adjusted operating income for our North American Less-Than-Truckload and European Transportation segments; and adjusted operating ratio for our North American Less-Than-Truckload segment.

We believe that the above adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not be reflective of, or are unrelated to, XPO and its business segments’ core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate these non-GAAP financial measures differently, and therefore our measures may not be comparable to similarly titled measures of other companies. These non-GAAP financial measures should only be used as supplemental measures of our operating performance.

Adjusted EBITDA, adjusted EBITDA margin, adjusted net income from continuing operations, adjusted diluted EPS, adjusted operating income and adjusted operating ratio include adjustments for transaction and integration costs, as well as restructuring costs and other adjustments as set forth in the attached tables. Transaction and integration adjustments are generally incremental costs that result from an actual or planned acquisition, divestiture or spin-off and may include transaction costs, consulting fees, stock-based compensation, retention awards, internal salaries and wages (to the extent the individuals are assigned full-time to integration and transformation activities) and certain costs related to integrating and converging IT systems. Restructuring costs primarily relate to severance costs associated with business optimization initiatives. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating XPO’s and each business segment’s ongoing performance.

We believe that adjusted EBITDA and adjusted EBITDA margin improve comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), tax impacts and other adjustments as set out in the attached tables that management has determined are not reflective of core operating activities and thereby assist investors with assessing trends in our underlying businesses. We believe that adjusted net income from continuing operations and adjusted diluted EPS improve the comparability of our operating results from period to period by removing the impact of certain costs and gains that management has determined are not reflective of our core operating activities, including amortization of acquisition-related intangible assets, transaction and integration costs, restructuring costs and other adjustments as set out in the attached tables. We believe that adjusted operating income and adjusted operating ratio improve the comparability of our operating results from period to period by removing the impact of certain transaction and integration costs and restructuring costs, as well as amortization expenses as set out in the attached tables.

Forward-looking Statements

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory” or the negative of these terms or other comparable terms. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include the risks discussed in our filings with the SEC, and the following: the effects of business, economic, political, legal, and regulatory impacts or conflicts upon our operations; supply chain disruptions and shortages, strains on production or extraction of raw materials, cost inflation and labor and equipment shortages; our ability to align our investments in capital assets, including equipment, service centers, and warehouses to our customers’ demands; our ability to implement our cost and revenue initiatives; the effectiveness of our action plan, and other management actions, to improve our North American LTL business; our ability to benefit from a sale, spin-off or other divestiture of one or more business units or to successfully integrate and realize anticipated synergies, cost savings and profit opportunities from acquired companies; goodwill impairment; issues related to compliance with data protection laws, competition laws, and intellectual property laws; fluctuations in currency exchange rates, fuel prices and fuel surcharges; the expected benefits of the spin-offs of GXO Logistics, Inc. and RXO, Inc.; our ability to develop and implement suitable information technology systems; the impact of potential cyber-attacks and information technology or data security breaches or failures; our indebtedness; our ability to raise debt and equity capital; fluctuations in interest rates; seasonal fluctuations; our ability to maintain positive relationships with our network of third-party transportation providers; our ability to attract and retain key employees including qualified drivers; labor matters; litigation; and competition and pricing pressures.

All forward-looking statements set forth in this release are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this release speak only as of the date hereof, and we do not undertake any obligation to update forward-looking statements except to the extent required by law.

Investor Contact

Brian Scasserra

+1 617-607-6429

brian.scasserra@xpo.com

Media Contact

Jaycie Cooper

+1 475-400-5003

jaycie.cooper@xpo.com

XPO, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)

	Three Months Ended
	March 31,
	2024	2023	Change %
Revenue	$2,018	$1,907	5.8%
Salaries, wages and employee benefits	834	762	9.4%
Purchased transportation	438	457	-4.2%
Fuel, operating expenses and supplies	413	427	-3.3%
Operating taxes and licenses	19	15	26.7%
Insurance and claims	38	44	-13.6%
Gains on sales of property and equipment	(2)	(3)	-33.3%
Depreciation and amortization expense	117	101	15.8%
Transaction and integration costs	14	22	-36.4%
Restructuring costs	8	24	-66.7%
Operating income	138	58	137.9%
Other income	(10)	(5)	100.0%
Interest expense	58	42	38.1%
Income from continuing operations before income tax provision	90	21	328.6%
Income tax provision	23	4	475.0%
Income from continuing operations	67	17	294.1%
Loss from discontinued operations, net of taxes	-	(3)	-100.0%
Net income	$67	$14	378.6%

Net income (loss)
Continuing operations	$67	$17
Discontinued operations	-	(3)
Net income	$67	$14

Basic earnings (loss) per share
Continuing operations	$0.58	$0.15
Discontinued operations	-	(0.02)
Basic earnings per share	$0.58	$0.13
Diluted earnings (loss) per share
Continuing operations	$0.56	$0.15
Discontinued operations	-	(0.02)
Diluted earnings per share	$0.56	$0.13

Weighted-average common shares outstanding
Basic weighted-average common shares outstanding	116	116
Diluted weighted-average common shares outstanding	120	116

Amounts may not add due to rounding.

XPO, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In millions, except per share data)

	March 31,	December 31,
	2024	2023
ASSETS
Current assets
Cash and cash equivalents	$229	$412
Accounts receivable, net of allowances of $44 and $45, respectively	1,077	973
Other current assets	222	208
Total current assets	1,528	1,593
Long-term assets
Property and equipment, net of $1,892 and $1,853 in accumulated depreciation, respectively	3,257	3,075
Operating lease assets	727	708
Goodwill	1,484	1,498
Identifiable intangible assets, net of $463 and $452 in accumulated amortization, respectively	406	422
Other long-term assets	201	196
Total long-term assets	6,076	5,899
Total assets	$7,603	$7,492

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$570	$532
Accrued expenses	782	775
Short-term borrowings and current maturities of long-term debt	63	69
Short-term operating lease liabilities	129	121
Other current liabilities	79	93
Total current liabilities	1,622	1,590
Long-term liabilities
Long-term debt	3,323	3,335
Deferred tax liability	342	337
Employee benefit obligations	89	91
Long-term operating lease liabilities	598	588
Other long-term liabilities	297	285
Total long-term liabilities	4,649	4,636

Stockholders’ equity
Common stock, $0.001 par value; 300 shares authorized; 116 shares issued and outstanding as of March 31, 2024 and December 31, 2023	-	-
Additional paid-in capital	1,302	1,298
Retained earnings	252	185
Accumulated other comprehensive loss	(222)	(217)
Total equity	1,332	1,266
Total liabilities and equity	$7,603	$7,492

Amounts may not add due to rounding.

XPO, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In millions)

	Three Months Ended
	March 31,
	2024	2023
Cash flows from operating activities of continuing operations
Net income	$67	$14
Loss from discontinued operations, net of taxes	-	(3)
Income from continuing operations	67	17
Adjustments to reconcile income from continuing operations to net cash from operating activities
Depreciation and amortization	117	101
Stock compensation expense	19	22
Accretion of debt	3	3
Deferred tax expense (benefit)	8	(2)
Gains on sales of property and equipment	(2)	(3)
Other	1	17
Changes in assets and liabilities
Accounts receivable	(117)	(69)
Other assets	(20)	(24)
Accounts payable	48	(8)
Accrued expenses and other liabilities	21	22
Net cash provided by operating activities from continuing operations	145	76
Cash flows from investing activities of continuing operations
Payment for purchases of property and equipment	(306)	(224)
Proceeds from sale of property and equipment	7	8
Net cash used in investing activities from continuing operations	(299)	(216)
Cash flows from financing activities of continuing operations
Repayment of debt and finance leases	(21)	(16)
Payment for debt issuance costs	(4)	-
Change in bank overdrafts	11	19
Payment for tax withholdings for restricted shares	(15)	(12)
Other	-	(1)
Net cash used in financing activities from continuing operations	(29)	(10)
Cash flows from discontinued operations
Operating activities of discontinued operations	-	(8)
Investing activities of discontinued operations	-	1
Net cash used in discontinued operations	-	(7)
Effect of exchange rates on cash, cash equivalents and restricted cash	-	2
Net decrease in cash, cash equivalents and restricted cash	(183)	(155)
Cash, cash equivalents and restricted cash, beginning of period	419	470
Cash, cash equivalents and restricted cash, end of period	$235	$315

Amounts may not add due to rounding.

North American Less-Than-Truckload Segment

Summary Financial Table

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2024	2023	Change %
Revenue (excluding fuel surcharge revenue)	$1,011	$903	12.0%
Fuel surcharge revenue	210	217	-3.2%
Revenue	1,221	1,120	9.0%
Salaries, wages and employee benefits	613	555	10.5%
Purchased transportation	78	99	-21.2%
Fuel, operating expenses and supplies (1)	243	248	-2.0%
Operating taxes and licenses	16	12	33.3%
Insurance and claims	21	28	-25.0%
Losses on sales of property and equipment	2	1	100.0%
Depreciation and amortization	82	68	20.6%
Restructuring costs	-	6	-100.0%
Operating income	165	103	60.2%
Operating ratio (2)	86.4%	90.8%
Amortization expense	9	8
Restructuring costs	-	6
Adjusted operating income (3)	$175	$117	49.6%
Adjusted operating ratio (3) (4)	85.7%	89.6%
Depreciation expense	73	60
Pension income	6	4
Other	-	1
Adjusted EBITDA (5)	$255	$182	40.1%
Adjusted EBITDA margin (6)	20.9%	16.3%

Amounts may not add due to rounding.

(1) Fuel, operating expenses and supplies includes fuel-related taxes.

(2) Operating ratio is calculated as (1 - (Operating income divided by Revenue)).

(3) See the “Non-GAAP Financial Measures” section of the press release.

(4) Adjusted operating ratio is calculated as (1 - (Adjusted operating income divided by Revenue)); adjusted operating margin is the inverse of adjusted operating ratio.

(5) Adjusted EBITDA is used by our chief operating decision maker to evaluate segment profit (loss) in accordance with ASC 280.

(6) Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Revenue.

North American Less-Than-Truckload

Summary Data Table

(Unaudited)

	Three Months Ended March 31,
	2024	2023	Change %
Pounds per day (thousands)	70,709	68,889	2.6%

Shipments per day	51,392	49,107	4.7%

Average weight per shipment (in pounds)	1,376	1,403	-1.9%

Revenue per shipment (including fuel surcharges)	$373.88	$356.06	5.0%

Revenue per shipment (excluding fuel surcharges)	$309.57	$286.88	7.9%

Gross revenue per hundredweight (including fuel surcharges) (1)	$27.80	$25.99	7.0%

Gross revenue per hundredweight (excluding fuel surcharges) (1)	$23.13	$21.06	9.8%

Average length of haul (in miles)	848.3	831.3

Total average load factor (2)	22,869	23,095	-1.0%

Average age of tractor fleet (years)	4.2	5.2

Number of working days	63.5	64.0

(1) Gross revenue per hundredweight excludes the adjustment required for financial statement purposes in accordance with the company's revenue recognition policy.

(2) Total average load factor equals freight pound miles divided by total linehaul miles.

Note: Table excludes the company's trailer manufacturing operations.

European Transportation Segment

Summary Financial Table

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2024	2023	Change %
Revenue	$797	$787	1.3%
Salaries, wages and employee benefits	215	203	5.9%
Purchased transportation	360	358	0.6%
Fuel, operating expenses and supplies (1)	170	175	-2.9%
Operating taxes and licenses	3	3	0.0%
Insurance and claims	14	15	-6.7%
Gains on sales of property and equipment	(4)	(4)	0.0%
Depreciation and amortization	34	32	6.3%
Transaction and integration costs	1	1	0.0%
Restructuring costs	8	7	14.3%
Operating loss	$(4)	$(3)	33.3%
Amortization expense	5	5
Transaction and integration costs	1	1
Restructuring costs	8	7
Adjusted operating income (2)	$9	$10	-10.0%
Depreciation expense	29	27
Adjusted EBITDA (3)	$38	$37	2.7%
Adjusted EBITDA margin (4)	4.8%	4.7%

Amounts may not add due to rounding.

(1) Fuel, operating expenses and supplies includes fuel-related taxes.

(2) See the “Non-GAAP Financial Measures” section of the press release.

(3) Adjusted EBITDA is used by our chief operating decision maker to evaluate segment profit (loss) in accordance with ASC 280.

(4) Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Revenue.

Corporate

Summary Financial Table

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2024	2023	Change %
Revenue	$-	$-	0.0%
Salaries, wages and employee benefits	5	4	25.0%
Fuel, operating expenses and supplies	-	4	-100.0%
Operating taxes and licenses	-	-	0.0%
Insurance and claims	3	1	200.0%
Depreciation and amortization	1	1	0.0%
Transaction and integration costs	13	21	-38.1%
Restructuring costs	-	11	-100.0%
Operating loss	$(23)	$(42)	-45.2%
Other income (expense) (1)	3	-
Depreciation and amortization	1	1
Transaction and integration costs	13	21
Restructuring costs	-	11
Adjusted EBITDA (2)	$(5)	$(9)	-44.4%

Amounts may not add due to rounding.

(1) Other income (expense) consists of foreign currency gain (loss) and other income (expense).

(2) See the “Non-GAAP Financial Measures” section of the press release.

XPO, Inc.

Reconciliation of Non-GAAP Measures

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2024	2023	Change %

Reconciliation of Net Income from Continuing Operations to Adjusted EBITDA
Net income from continuing operations	$67	$17	294.1%
Interest expense	58	42
Income tax provision	23	4
Depreciation and amortization expense	117	101
Transaction and integration costs	14	22
Restructuring costs	8	24
Adjusted EBITDA (1)	$288	$210	37.1%
Revenue	$2,018	$1,907	5.8%
Adjusted EBITDA margin (1) (2)	14.2%	11.0%

Amounts may not add due to rounding.

(1) See the “Non-GAAP Financial Measures” section of the press release.

(2) Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Revenue.

XPO, Inc.

Reconciliation of Non-GAAP Measures (cont.)

(Unaudited)

(In millions, except per share data)

	Three Months Ended
	March 31,
	2024	2023
Reconciliation of Net Income from Continuing Operations and Diluted Earnings Per Share from Continuing Operations to Adjusted Net Income from Continuing Operations and Adjusted Earnings Per Share from Continuing Operations
Net income from continuing operations	$67	$17
Amortization of acquisition-related intangible assets	14	13
Transaction and integration costs	14	22
Restructuring costs	8	24
Income tax associated with the adjustments above (1)	(7)	(11)
Adjusted net income from continuing operations (2)	$97	$65

Adjusted diluted earnings from continuing operations per share (2)	$0.81	$0.56

Weighted-average common shares outstanding
Diluted weighted-average common shares outstanding	120	116

Amounts may not add due to rounding.

(1) This line item reflects the aggregate tax benefit of all non-tax related adjustments reflected in the table above. The detail by line item is as follows:

Amortization of acquisition-related intangible assets	3	3
Transaction and integration costs	2	3
Restructuring costs	2	5
	$7	$11

The income tax rate applied to reconciling items is based on the GAAP annual effective tax rate, excluding discrete items, non-deductible compensation, and contribution- and margin-based taxes.

(2) See the "Non-GAAP Financial Measures" section of the press release.